Exhibit 99.1

FINAL TRANSCRIPT

FLYR - Q4 2005 NAVIGANT INTERNATIONAL EARNINGS CONFERENCE CALL

EVENT DATE/TIME: FEB. 09, 2006 / 11:00 AM ET

CORPORATE PARTICIPANTS

Eugene Over

Navigant International - SVP

Ed Adams

Navigant International - Chairman and CEO

Bob Griffith

Navigant International - CFO

John Coffman

Navigant International - SVP of Finance

CONFERENCE CALL PARTICIPANTS

David Gold

Sidoti & Co - Analyst

Ian Corydan

B. Riley & Co - Analyst

Alan Weber

Robotti & Co - Analyst

Gregg Icen (ph)

Icen -Analyst

Adam Surkin (ph)

LiberToss Partners - Analyst

Sim Woten (ph)

Investment Partners - Analyst

David Layton

DHL Capital - Analyst

PRESENTATION

Operator	Good morning ladies and gentlemen and welcome to The Navigant International fourth quarter year-end 2005 results conference call. [OPERATOR INSTRUCTIONS] As a reminder, this conference is being recorded today, Thursday, February 9, 2006. I would like to turn the conference over to Mr. Eugene Over, Senior Vice President and General Counsel. Please go ahead, sir.

Eugene Over - Navigant International - SVP

Thank you and good morning. Welcome to Navigant International’s fourth quarter 2005 and year-end conference call. We e-mailed and faxed the press release this morning and we hoped you had a chance to review those results. If there is anyone who needs a copy, please call Pat Dougherty at 303-706-0746. In just a minute, management will discuss the fourth quarter and year-end results with you and then we will open up the lines to take your questions.

Before we begin, I’d like to remind you that during the course of today’s call, management may make forward-looking statements about the Company’s growth strategies, the impact of competition and general industries or business trends or events. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve “Risks and Uncertainties”. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to the risk factors detailed from time to time in the Company’s SEC reports, including reports on forms 8-K, 10-K and 10-Q. The Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. Today’s call and webcast includes non-GAAP financial measures, within the meaning of SEC Regulation G. When required, a reconciliation of all non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with GAAP can be found in today’s press release.

In particular, management may discuss EBITDA, which is defined as “earnings before interest, taxes, depreciation and amortization.” We believe EBITDA provides investors with a liquidity measurement tool utilized by management and a helpful measure with which to evaluate our compliance with our credit agreement. The Company’s credit facility contains covenants that are based on EBITDA measure, including covenants concerning total leverage, senior leverage and fixed charges coverage. Management uses EBITDA as an indication of funds available for borrowings, acquisitions, and other corporate purposes.

EBITDA is not a measure of performance or liquidity calculated within accordance of “Generally Accepted Accounting Principals” and investors should not consider this measure in isolation or as a substitute for net income, cash flow from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with “Generally Accepted Accounting Principals”. Pursuant to Regulation G, a reconciliation of EBITDA to net cash provided by operating activities is included in the news announcement. On the call today is Ed Adams, Chairman and Chief Executive Officer and Bob Griffith, Chief Operating Officer and Chief Financial Officer. At this time I would like to turn the call over to Ed Adams. Ed?

Ed Adams - Navigant International - Chairman and CEO

Thank you, Gene. I’d like to add my thanks for everyone joining us on the call today. I’ll begin with an overview of the fourth quarter and talk a bit about the industry, the competitive position in the industry, and our expectations for 2006. Bob will then provide some financial analysis and talk about guidance for the year-end, and as Gene mentioned, then we will open it up for questions.

Our performance did well. Navigant did well in fiscal 2005. We processed record transactions, maintained high customer retention levels and we attracted new business. As you know, we also undertook and completed a significant financial review that took resources away from the operation of the business and we felt the impact of Hurricanes Katrina and Rita and we incurred costs related to implementation of several large new accounts that we added during the year. With these issues largely behind us, we’re optimistic about 2006 and our potential to generate organic growth. Navigant concluded fiscal 2005 with a strong fourth quarter performance. They were at the high end or exceeded the financial guidance provided when we reported third quarter results.

Our emphasis on high client retention rates, strong transaction levels, new business, more value-added offerings for customers and prudent cost controls were evident in the strength of the fourth quarter operating results. Our focus on these items led to a 12% increase in year-over-year fourth quarter gross profits, a 20% rise in operating income, a 12.7% gain in EBITDA and diluted EPS of $0.15, versus $0.13 in the comparable period of 2004.

I’d also like to point out that the 2004 results were negatively impacted by approximately $600,000 of pretax expense incurred for professional fees in connection with our financial review and restatement, which amounts to approximately $0.02 per diluted share, that was fourth quarter of 2005. For 2005 fiscal year, net revenue increased 9% to $492 million from $451.4 million in fiscal year 2004. Gross profits rose 10.5% year-over-year to $205.3 million in 2005. Net income for 2005 of $16.7 million was 11.9% lower than that of 2004. Higher interest rates and higher borrowing resulted in a 29.4% year-over-year increase in net interest expense. In addition, 2005 depreciation and amortization expense rose 24.3% over 2004 levels, primarily reflecting the 2005 acquisitions in Australia and New Zealand. The Company continues to generate healthy levels of EBITDA in 2005, which rose 5.9% over 2004 levels to $59.3 million.

Diluted earnings per share for 2005 were $0.93 compared with $1.06 in 2004, again reflecting the higher net interest expense and depreciation and amortization, which amounts to approximately $0.21 per diluted share. Full year 2005 results were also impacted throughout the entire year with incremental professional fees in connection with our financial review, and as I stated earlier, the natural disasters that we will live through.

We believe our solid fourth quarter results are more indicative of our long-term business model that reflects our investment in industry-leading software technology, along with superior customer service, to bring value to the corporate travel market. Reflecting the strength of the industry and Navigant’s position as a market leader, fourth quarter corporate travel transactions were again at record levels while revenue for transaction for our corporate travel operations were in line with year-ago levels and reflects the trend toward pricing stabilization we’re beginning to see in the marketplace.

We believe we are competing well with those entities offering primary online solutions and have recently won clients from some of these online competitors. As we see it, our ability to continue to process record transaction levels reflects not only the robustness of the corporate travel market, but our drive to continually evaluate the service, solutions, and value we provide our customers. Navigant’s investment and online offerings, employee travel compliance and tracking programs, as well as travel spending analysis have proven over time to provide competitive differentiation in the marketplace as companies embrace these value-added tools to bring value to their travel programs. With our operating discipline aimed at matching operating expenses to transactions, online adoption revenue, we continue to believe that growth in the percentage of online transactions will benefit margins as we strive to reduce cost center and online staffing cost commensurate with online adoption levels.

Internally, subsequent to the end of 2005, TQ3 Travel Solutions Management Holdings, GMBH and Navigant International terminated the joint venture agreement regarding the co-management of TQ3 Travel Solutions. As reported, TQ3 Travel Solutions Management Holdings transferred its 50% stake in TQ3 Travel Solutions GMBH to Navigant International and we are now the sole owner of TQ3 Travel Solutions, which retains a substantial worldwide network and the rights to the TQ3 brand name and trademark.

With a completion of the financial review and relisting on NASDAQ National Markets in January, we are very excited about the opportunities that lie ahead in 2006 for TQ3Navigant. Transactions are continuing at healthy levels in the first quarter to date. We believe this is attributable to the strength of the market and our ability to offer a broad range of travel options and efficiencies to our clients.

In addition, industry data and independent reports continue to project that corporate travel managers expect high levels of business travel throughout 2006, as evidenced by strong rev-par growth figures. Smith Travel Research again recently reported strong rate-driven rev-par growth across segments with full-service hotels enjoying particularly impressive results. Urban and airport hotels continue to outperform other segments, highlighting a continued strength in business travel. Our focus is on achieving further organic growth and to improve the levels of cash generated by operations throughout 2006. As such, we plan to use cash flow from operations to reduce debt. We believe the combination of improved operating results driven by growth and transactions, healthy margins, reduction of cost related to some of the events of 2005 and debt reduction will allow Navigant to post results in fiscal 2006 that are more representative of our competitive position and a wide range of offerings and services. I’d like to turn the call over to Bob now to talk a bit more about fourth quarter 2005 and review some of our specific goals for this year.

Bob Griffith - Navigant International - CFO

Thanks, Ed. Good morning everyone. Navigant’s solid 2005 fourth quarter results include a meaningful increase in gross margins, which approached 41%, up from the 37% gross margins recorded in the year ago period, partially reflecting the benefits of improved productivity and a better balance between costs and transaction levels. Operating margins, which increased to 6.4% from 5.4% also benefited from year-over-year operating expense reductions, partially offset by increases in general and administrative expenses associated with the Company’s acquisitions in New Zealand and Australia. General and administrative expenses were 30.9% of revenues in the 2005 fourth quarter up from 28% in 2004, primarily reflecting increased healthcare costs and salary and wage increases, as well as expenses related to the financial review.

Beginning in the second quarter of 2006, we expect investments and account implementations to decline from 2005 levels as we implement changes in staffing and service infrastructure associated with certain accounts won in early 2005. Net interest expense increased 28.3% to $4.1 million in the 2005 fourth quarter compared with $3.2 million for the fourth quarter of 2004. This increase reflects increases in interest rates throughout 2005 and higher debt levels resulting from acquisitions and earn-out payments. For those modeling the Company, every half-point rise in interest expense results in approximately $175,000 additional quarterly interest expense.

At this time, the rate on our borrowings ranges between 8 and 9.75% for our variable rate debt. We believe that for the full year 2006, interest expense will increase over 2005 as a result of the interest rate increases over the past year. However, we expect these increases will be partially offset by lowered debt levels, as we plan to apply cash flow generated from operations to debt reduction throughout the year. Our financial guidance targets for the first quarter and full year 2006 were issued in the press release this morning. We project full year increases in revenue, net income, EBITDA, and diluted earnings per share as we further improve productivity and our service infrastructure while adding new customers. While first quarter 2006 transactions are pacing at healthy levels, we expect first quarter 2006 results will be impacted by the fact that a large incentive program that incurred in the first quarter of 2005 will not recur in 2006. We also continue to incur costs in the first quarter related to certain account implementations. The implementations and the costs associated with them began after the first quarter of 2005, further limiting the comparability of the first quarters of 2006 and 2005.

This guidance is based on expected continued strength in the corporate travel market and our expectation for further migration to our online solution that generate lower revenue per transactions but higher gross margins. Finally, giving the timing of our fiscal year-end, 2006 will include 53 weeks, while 2005 had 52 weeks. The extra week in 2006 will be the period between Christmas and New Year’s Eve, which is historically a very slow period for corporate travel, transactions and revenue, though we will incur overhead and salaries during this time. With that, I’ll turn it back to Ed.

Ed Adams - Navigant International - Chairman and CEO	Thank you, Bob. Why don’t we open it up for questions now.

Operator	Thank you, sir.

QUESTIONS AND ANSWERS

Operator	Ladies and gentlemen, at this time we will begin the question and answer session. [OPERATOR INSTRUCTIONS] Our first question is from David Gold with Sidoti & Co.

David Gold - Sidoti & Co - Analyst	Hi, good morning.

Ed Adams - Navigant International - Chairman and CEO	Good morning, David.

David Gold - Sidoti & Co - Analyst	A couple of questions. First, can you give a sense, Ed, or Bob, for that matter, implicit in your guidance, what type of transaction growth you’re looking for there and what type of price erosion you think you see this year?

Ed Adams - Navigant International - Chairman and CEO	Yes, I think what we’re looking at is a 3 to 4% increase in transactions. Again, as we mentioned, we think that what we’re seeing is some stability in the pricing, which is, I think is indicative of the, a little bit maturity of the business and some of the shift from the online players have realized that to really play in the space or compete in the space, they’ve got to add infrastructure, add bodies, add bricks and mortar to handle a lot of the service calls. So that’s part of why we’re seeing some of the pricing pressure relax.

Bob Griffith - Navigant International - CFO	That’s a good summary.

David Gold - Sidoti & Co - Analyst	So essentially, your guidance is based on transaction volume growth basically entirely, in other words, it goes in parity with the revenue growth you’re looking for?

Ed Adams - Navigant International -Chairman and CEO	Pretty much, yes.

David Gold - Sidoti & Co - Analyst	Okay. And then also, if you can talk a little bit about the implementation costs and what we can do there or what we can expect to see as far as, how do you manage that or maybe get that back into line or does that involve cost management or is it more a revenue question, do you go back and charge more money for the services that these customers are looking for?

Ed Adams - Navigant International -Chairman and CEO	Yes, David, it’s probably both. Really, the challenge for management is to make sure that the G&A expense associated with those larger corporate accounts are in line with the pricing model. I think that the problem in a variable type of arrangement is that we price in G&A to really cover our expected transactions and what happens at times is that the transactions aren’t there, then we could end up with a shortfall and I think that’s part of what we saw in ‘05. There was a bit of both a start-up cost that was greater than we anticipated, number one, and a shortfall in transactions that actually impacted G&A expense. So I think it behooves us to take a hard look and a close look at those contracts and to management the cost, but also, if there’s an opportunity to go back and look for other revenue sources, we have to do that as well.

David Gold - Sidoti & Co - Analyst	So, presumably you get pretty confident you can get through it in the first quarter?

Ed Adams -Navigant International - Chairman and CEO	Yes, we’ve been spending a lot of time and fortunately, it’s very nice to have ‘05 in the rearview mirror. It was very distracting with the issues we had to work with and I think now that we’ve got those behind us, we’re going to be focused on a lot more of the issues that impacted G&A and also revenue opportunities.

David Gold - Sidoti & Co - Analyst	Okay. That’s helpful. One last question, Bob, on the statement of cash flow, presumably the only thing I don’t have the benefit of seeing really is the fourth quarter, but the operating — your cash flow from operations was a bit lighter than I would have expected. Anything in there in the way of receivables, or what kind of swung there and then if you can give a comment for what we should look for in CapEx for the year coming?

Bob Griffith - Navigant International - CFO	We actually had a very good fourth quarter on cash flow. It was above last year, almost $16 million of operating cash flow for the fourth quarter. Again, we slipped in the second and third quarter last year and we put a strong emphasis on it and we’ll continue to keep a strong emphasis on it. Our operating cash flow for the year was a little over $20 million and we do have a strong management push on that at this point in time, so that we hope to keep in the high to mid-20’s type operating cash flow for the year. CapEx, we’re still looking for probably $8 to $10 million, not changing much at the $2 to $2.5 million per quarter for the maintenance of CapEx.

David Gold - Sidoti & Co - Analyst	And that’s about the same as you said in ‘05?

Bob Griffith - Navigant International - CFO	That’s correct.

David Gold - Sidoti & Co - Analyst	About $9 million.

Bob Griffith - Navigant International - CFO	Yes.

David Gold - Sidoti & Co - Analyst	Very good. Thanks so much to both of you.

Operator	Thank you, our next question is from Ian Corydon with B. Riley & Co.

Ian Corydan - B. Riley & Co - Analyst	Morning.

Ed Adams -Navigant International - Chairman and CEO	Morning, Ian.

Ian Corydan - B. Riley & Co - Analyst	Do you guys have the total you spent in FY’05 on the accounting restatement, the relisting process, etc.?

Ed Adams - Navigant International - Chairman and CEO	John Coffman is here, do you have an idea what we spent on that?

John Coffman - Navigant International - SVP of Finance	The total expenditure was about $2.5 million. There were various accounting treatments of it, but the total cost that we incurred was about $2.5 million.

Ian Corydan - B. Riley & Co - Analyst	All right. In your ‘06 guidance, what kind of gross margins are implied in there for the full year?

Bob Griffith - Navigant International - CFO	Margins improving is what’s implied there on an operating basis.

Ian Corydan - B. Riley &Co-Analyst	Okay. And Bob, could you give whatever balance sheet metrics you have, especially cash, debt, and receivables.

Bob Griffith - Navigant International - CFO	Right now we have about $4 million in cash. That is in the system to pay down debt. Our total long-term debt is about $213 million right now. And so that’s our goal in 2006, cash flow goes to pay down debt. That includes the convert.

Ian Corydan - B. Riley & Co - Analyst	Okay, do you have receivables, I think they were a little bit high last quarter, if I remember right.

Bob Griffith - Navigant International - CFO	Yes our receivables from customers and from vendors is about $97 million. That shows the growth in transactions as well as the Australia, New Zealand where receivables are a more normal operating method in Australia and New Zealand and Europe, which we’re working to move into a credit card form of payment.

Ian Corydan - B. Riley & Co - Analyst	Okay. So are you comfortable with that level, or should that come down?

Bob Griffith - Navigant International - CFO	No, we want that level to come down. We have a high, high program on reducing receivables and converting customers into a credit card form of payment.

Ian Corydan - B. Riley & Co - Analyst	Okay. Great. The last question, organic revenue growth for the fourth quarter, what was organic without, I guess Synergy was the only acquisition in there?

Bob Griffith - Navigant International - CFO	It was — for fourth quarter, it wasn’t a strong organic growth, I mean that’s a slow quarter. It might have been a 1% range or something of that nature. It was pretty minimal.

Ian Corydan - B. Riley & Co - Analyst	All right. Thank you.

Operator	Thank you, our next question is from Alan Weber with Robotti & Co.

Alan Weber - Robotti & Co - Analyst	Good morning. First question was where do you stand in terms of looking for acquisitions? Are you still looking or is the focus to pay down debt this year?

Ed Adams - Navigant International - Chairman and CEO	Yes, we’re pretty much looking to pay down debt. We’ve got a very good footprint in North America. We’ve bought Australia and New Zealand really in response to customers wanting us to have a presence there. That’s pretty much the way we’ve gone outside of North America is looking to support customer relations. It’d have to be pretty, pretty compelling at this point for us to make another acquisition. What we might look at is partial ownership outside of North America. We’ve got some very strong licensees in the network that have talked to us about maybe taking an equity piece in their operations. John and his team might look at that, but we’re not going to commit to anything at this point. I think the goal is to reduce that interest expense and obviously one way to do that is to pay down debt.

Alan Weber - Robotti & Co - Analyst	Okay. What’s the termination of the TQ3 agreement? How is that changing your plans into ‘06 or ‘07 compared to what you might have done six months ago?

Ed Adams - Navigant International - Chairman and CEO	Well, quite frankly, we think it puts us in a much stronger position. We now own the brand and about licensees in about 60 countries. As well now, we’ve got more clarity about the operations we own outside of North America. Prior to this agreement, they paid us to get out of the agreement, there was some confusion about use of the TQ3 brand. I think it’s much clearer now for our operations that we own outside of North America and there’s really quite a lot of activity in terms of some very strong players wanting to be part of the TQ3 licensing network. It is business as usual. We’re going to continue to service those multinational global accounts, continue to try to sell into the multinational global arena. We’ve got some very strong licensed players. We’re looking to backfill some of the holes that were left with TQ3, taking out their own operations. We’ve asked Mike Premo who has been running our North America region, I’m sorry the Latin American Region for us, to step up and work in that arena and he’s done a great job for us.

Alan Weber - Robotti & Co - Analyst	Okay. And when you talk about the account implementation, is that basically you’re putting in the infrastructure for new business you’ve won, is that essentially what it is?

Ed Adams - Navigant International - Chairman and CEO	Yes, it’s typically a very large accounts that we’ve won that take some extraordinary upfront expense to implement.

Alan Weber - Robotti & Co - Analyst	So are they actually booking revenues through you at this point?

Ed Adams - Navigant International - Chairman and CEO	Absolutely. Sure. And obviously what their long-term contracts, partnership arrangements where you want to make sure that you have keep a long-term relationship in place.

Alan Weber - Robotti & Co - Analyst	Okay. My final question was, your cash taxes, are they basically the same as what you show on the income statement?

Bob Griffith - Navigant International - CFO	Fairly similar, yes.

Ed Adams - Navigant International - Chairman and CEO	I think so, yes.

Alan Weber - Robotti & Co - Analyst	Okay. Thank you very much.

Operator	[OPERATOR INSTRUCTIONS] Our next question is from Gregg Icen with Icen Asset Management.

Gregg Icen - Icen - Analyst	Thanks, good morning. On TQ3, you may have mentioned this, but I was distracted just briefly. As a joint venture in ‘05, how much — can you tell us how much revenue you recognized in your revenue line? And I’m assuming since you’re taking over, subsequent to year-end, the other half of the joint venture, a bar that you’re placing in front of you is double that number.

Ed Adams - Navigant International - Chairman and CEO	There really aren’t any revenues in that joint venture, it was purely a marketing joint venture. So the customers we served went through our operating budget and the customers that TQ3 Management Holdings served in Europe went through their financials so that the joint venture was actually just a marketing joint venture that owned the brand name and the licensee network and that’s what we’ve now assumed.

Gregg Icen - Icen - Analyst	I see the point. That was all I had, thanks.

Unidentified	Thank you.

Operator	Thank you, our next question is from Nancy [Loggin] with [LiberToss] Partners

Adam Surkin - LiberToss Partners - Analyst	Hi, this is Adam Surkin for Nancy. Just a couple of quick more general questions for you. Can you speak a little bit about the mix of the online versus the more traditional products and how that’s moving and how it’s affecting margins.

Bob Griffith - Navigant International - CFO

It’s increasing. We’re a bit unique in our middle market focus. We’re still about 65, 70% midmarket customer oriented tends to have a lower usage rate on an online tool. Everybody — I’m going to clarify, it’s somewhat confusing enabled versus usage. Virtually 100% of our network is enabled to use online tools, either our tools or third party tools.

Usage is actually the percentage of travelers in a particular company that go online and either do it touchless or support from our existing team. So we can stop talking probably about enablement because just about anybody that wants to has the ability to go online. So we talk about usage, our usage is probably lower than some of our competitors because of our mix of business. Our large customers are probably pretty much at saturation point. We found that you can — you really don’t want to get much above 80%, because once above 80% it is counterproductive, it probably costs you more, so 80% usage is about the optimum number. Midmarket is much lower than that. We see it ticking up, but again, it’s a cultural issue and really more of a, they don’t mandate, so we don’t see much of that. But, as we’ve always said, our goal is as it transitions to online, theoretically, we’ll be able to take cost out of the equation and margins will go up.

Adam Surkin -LiberToss Partners - Analyst	Right. Then also just on another general point, the airline business is improving for the first time in a couple of years now, you’re starting to see carriers with improving yields, improving revenues per mile and so forth. I know you guys have a lot of direct contact with the airlines. How are the trends in their business affecting the trends in yours?

Ed Adams - Navigant International - Chairman and CEO	You know, there’s not a whole lot of correlation, other than we are very anxious to see healthy vendors. We love it if the airlines can make some money. I always thought their pricing schemes were dysfunctional. So hopefully they are starting to address some of the issues with jet fuel and cost per mile and that kind of thing. So we want and welcome healthy airlines. We have never had really any blips or hiccups in terms of working with them from a marketing standpoint or getting additional marketing revenue from them. So it’s not — really never has been an issue.

Adam Surkin -LiberToss Partners - Analyst	Great. Well, that’s all I have. Thanks and congratulations again on the quarter.

Ed Adams - Navigant International - Chairman and CEO	Thank you.

Operator	Our next question is from Sim Woten with Investment Counselors.

Sim Woten - Investment Partners - Analyst	Hello, good afternoon. Good morning. Could you tell us what actually in your guidance the online percentage is in the middle market and what you’re expecting by the end of the year. And also the same question for government and then I have another follow-up.

Bob Griffith - Navigant International - CFO	The mix is, we use a blended rate and it’s probably in the 15% rate for overall, because large corporate as Ed said is at a high level, 70 to 80%. The midmarket is much, much smaller. And the actual government market is just beginning to move into an online. So we take that kind of blended rate and expect to really manage the expenses to increase our margins. But it’s hard to say, okay, this group of customers is going up that level.

Sim Woten - Investment Partners - Analyst	So 15% overall today?

Bob Griffith - Navigant International - CFO	That’s probably fairly close overall.

Sim Woten - Investment Partners - Analyst	And then what would you expect it at the end of the year, sort of exiting the year?

Bob Griffith - Navigant International - CFO	That’s difficult to say because of that midmarket group. We expect long-term that you might see overall with our customer mix, maybe in the 20 to 25% range. We just don’t know how long that’s going to take. It’s certainly not a year, it’s a longer-term process than that.

Ed Adams - Navigant International - Chairman and CEO	Intuitively, we know it’s going up and as we have talked on past calls and one-on-one’s with all of you, the challenge is, it’s not a step function, so we have to make sure we’re taking the cost out as those percentages creep up. I think we’ve got a much better handle on that now and that’s really the challenge I throw to my team is to make sure that as those percentages of online — and again, it’s somewhat difficult, because definitionally, we’ve got one customer who said they’re mostly online touchless, and it turns out 35% of their, quote, touchless transactions, they pick up the phone and call somebody. Well that is not a touchless transaction. So part of it is definitional guidelines with customers that we’re bringing on and making sure we’ve got the correct pricing structure in place to support if it’s truly online, if it’s truly touchless, what are we charging for tech support, what we’re charging if they pick up the phone and ask, what’s their password. That’s all part of the learning curve and the mix.

Sim Woten - Investment Partners - Analyst	Got it. And then on your implementation costs for the first half of this year, how large are they and are they being expensed or capitalized?

Bob Griffith - Navigant International - CFO	They are being expensed. That number can range somewhere maybe $500,000 a quarter that we’re working on to reduce it by.

Ed Adams - Navigant International - Chairman and CEO	It’s pretty significant.

Sim Woten - Investment Partners - Analyst	So $1 million more or less the first half of the year and then that will be done or, I’m sorry?

Bob Griffith - Navigant International - CFO	That’s our goal, then we’ll reassess it from there.

Ed Adams - Navigant International - Chairman and CEO	That’s our challenge and our goal as well.

Sim Woten - Investment Partners - Analyst	And they relate to new customers?

Ed Adams - Navigant International - Chairman and CEO	Correct.

Sim Woten - Investment Partners - Analyst	Okay, thank you very much.

Ed Adams - Navigant International - Chairman and CEO	Thanks.

Operator	Thank you. Our next question is from David Layton with DHL Capital.

David Layton - DHL Capital - Analyst	Hey, guys. Your numbers imply about $25 million for free cash flow in 2006, is that correct?

Ed Adams - Navigant International - Chairman and CEO	That’s close.

Bob Griffith - Navigant International - CFO	That’s close. We’re going to try to do better than that.

David Layton - DHL Capital - Analyst	I would imagine you guys would see a positive contribution from working capital in 2006 compared to what happened in 2005, is that what you think?

Bob Griffith - Navigant International - CFO	Yes, absolutely.

David Layton - DHL Capital - Analyst	This free cash flow number could probably be another $5 million or say $10 million more?

Bob Griffith - Navigant International - CFO	Let’s say I’m not putting a number to it, but we certainly expect to improve the working capital position on the balance sheet, absolutely.

David Layton - DHL Capital - Analyst	Can you also break down debt for us now? You said it was — can you break it down for what the credit is left and what else is there?

Bob Griffith - Navigant International - CFO	Well, I can give you some generalities. I don’t have the total. I’ve got $72 million of convertible debt, I’ve got $7 million in earn-out payments left on an acquisition and the rest is a revolver and term.

David Layton - DHL Capital - Analyst	So the term loan is not paid off then?

Bob Griffith - Navigant International - CFO	There’s about $40 million on the term loan that amortizes quarterly.

David Layton - DHL Capital - Analyst	I thought there was another $10 million term loan.

Bob Griffith - Navigant International - CFO	Yes, $30 and $10. Yes, $30 on the original and $10 on the other one.

David Layton - DHL Capital - Analyst	Thanks guys.

Operator	Thank you. At this time, I’d like to turn the call back to management for additional remarks.

Ed Adams - Navigant International - Chairman and CEO	I want to thank you all for your interest and participating on today’s call. In summary, I think you can tell that we’re confident that in ‘06 by executing on our business plan, we’re going to further improve operating results and putting a lot of the cost and management time we had to devote to the financial preview process behind us. We look forward to getting on the road and meet with the investment community. I think our focus made it difficult to allocate time to meet with many of you in ‘05. Bob’s already made trips to New York and Boston. He’s going to be in San Francisco next week. We expect to participate in CIBC Gaming, Lodging and Leisure Conference in March and we’ve been invited to participate in the B. Riley and the Sidoti Conferences after that. We will be there. We believe that the better you understand our business, the competitive advantages and our ability to consistently deliver profitable results, solid cash flow, the better you appreciate the excellent platform we have established, the better you will be to analyze what a good company we are. Again, thank you for support and your interest in Navigant.

Operator	Thank you sir. This concludes the Navigant International fourth quarter and year-end 2005 conference call. If you would like to listen to a replay, please dial internationally at 303-590-3000 with access number 11052301 followed by the pound design. If you would like to listen to a replay of today’ call. Dial 303-590-3000 with access number 11052301 followed by the pound sign. Thank you so much for participating and you may now disconnect.